AGREEMENT

THIS AGREEMENT (this "**Agreement**"), is made as of the 26th day of February, 2019 by and among Securter Inc., a Canadian Federal corporation (hereinafter "**Securter**"), and Digatrade Financial Corp., a Canadian corporation (hereinafter "**Digatrade**").

The parties hereby agree as follows:

1. Formation of Subsidiary, Purchase and Sale of Common Stock

1.1 Formation of Subsidiary. Subsequent to the Initial Closing, Digatrade will incorporate a new Canadian Federal corporation, the Securter subsidiary (hereinafter the "Subsidiary"). Securter will merge all of its assets and intellectual property into the Subsidiary in exchange for all of the Subsidiary common shares (30,000,000 common shares) at the value of US$0.00001 per share (the "**Common Stock**"). All of the Subsidiary common shares will have been duly authorized, fully paid and non-assessable and issued in compliance with all applicable federal and provincial securities laws.

1.2 Sale and Issuance of Common Stock. Subject to the terms and conditions of this Agreement, and at Digatrade's sole and exclusive discretion, and upon satisfaction of the events specified in Exhibit A attached to this Agreement (the "**Milestone Events**"), the Subsidiary shall sell to Digatrade, and Digatrade shall purchase from the Subsidiary, on the terms and conditions contained in this Agreement, up to 13,043,478 Common shares (the "**Common Stock**"), at a purchase price of $0.23 per share, for a total purchase price of up to $3,000,000.00 (the "Purchase Price").

1.3 Currency. All the amounts in this Agreement are in U.S. Dollars.

1.4 Closing; Conditions and Delivery. The purchase and sale of Common Stock in the Subsidiary shall take place remotely via the exchange of documents and signatures, on the date of this Agreement, or at such other time and place as the Subsidiary and Digatrade mutually agree either orally or in writing (such time and place are designated as the "**Initial Closing**"). The term "**Closing**" shall apply to each such closing unless otherwise specified. At each Closing, the Subsidiary shall deliver to Digatrade a certificate representing the Common Stock being purchased at such Closing against payment of the purchase price therefor by check payable to the Subsidiary, or by wire transfer to a bank account designated by the Subsidiary, or by any combination of such methods.

1.5 Use of Proceeds. In accordance with the directions of the Subsidiary's Board of Directors, the Subsidiary will use the proceeds from the sale of the Common Stock for product development and other general corporate purposes.

1.6 Failure to Fund. Should Digatrade fail to purchase Common Stock in the Subsidiary as contemplated in this agreement and should such failure continue for 120 days from the date of this Agreement and 90 days from the date of previous/last purchase made by Digatrade (and subject to the satisfaction of the Milestone Events as per Exhibit A), than Digatrade's right to purchase Common Stock in the Subsidiary (as defined) shall be terminated.

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2. Representations and Warranties of Securter. Securter hereby represent and warrant to Digatrade that the following representations are true and complete as of the date of the Agreement, except as otherwise indicated.

2.1 Organization, Good Standing, Corporate Power and Qualification. Securter is a corporation duly organized, validly existing and in good standing under the laws of Canada and has all requisite corporate power and authority to carry out its business as now conducted and as presently proposed to be conducted. Securter is duly qualified to transact business and is in good standing in each jurisdiction in which it does business.

2.2 Subsidiaries. Securter does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. Securter is not a participant in any joint venture, partnership or similar arrangement.

2.3 Authorization. All corporate action required to be taken by Securter's Board of Directors and stockholders in order to authorize Securter to enter into this Agreement has been taken or will be taken prior to the Closing. All actions on the part of the Officers of Securter necessary for the execution and delivery of this Agreement, the performance of all obligations of Securter under this Agreement to be performed as of the Closing, and the issuance and delivery of the Shares has been taken or will be taken prior to the Closing. The Agreement, when executed and delivered by Securter, shall constitute valid and legally binding obligations of Securter, enforceable against Securter in accordance with their respective terms.

2.4 Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer under applicable provincial, state and federal securities laws.

2.5 Governmental Consents and Filings. Assuming the accuracy of the representations made by Digatrade in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, provincial or local governmental authority is required on the part of Securter in connection with the consummation of the transactions contemplated by this Agreement.

2.6 Litigation. There is no pending action, suit, proceeding, arbitration, mediation, complaint, claim, charge or investigation before any court, arbitrator, mediator or governmental body or, to Securter's knowledge, currently threatened in writing (a) against Securter; or (b) against any consultant, Officer, Director or key employee of Securter arising out of his or her consulting, employment or board relationship with Securter or that could otherwise materially impact Securter.

2.7 Intellectual Property. Securter owns or possesses or can acquire on commercially reasonable terms sufficient legal rights to all Securter Intellectual Property without any known conflict with, or infringement of, the rights of others. To Securter's knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by Securter violates or will violate any license or infringes or will infringe any intellectual property rights of any other party. Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Securter Intellectual Property, nor is

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Securter bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other individual, corporation, partnership, trust, limited liability company, association or other entity. Securter has not received any communications alleging that Securter has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes. Securter has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Securter's business. To Securter's knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by Securter. Each employee and consultant has assigned to Securter all intellectual property rights he or she owns that are related to Securter's business as now conducted and as presently proposed to be conducted. Subsection 2.8 of the Disclosure Schedule lists all Securter Intellectual Property.

2.8 Compliance with Other Instruments. Securter is not in violation or default (i) of any provisions of its Charter or Bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of Securter or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable Securter.

2.9 Agreements. Except for this Agreement, there are no agreements, understandings, instruments, contracts or proposed transactions to which Securter is a party that involve (a) obligations (contingent or otherwise) of, or payments to, Securter in excess of $50,000, (b) the license of any Intellectual Property to or from Securter other than licenses with respect to commercially available software products under standard end-user object code license agreements or standard customer terms of service and privacy policies for Internet sites, (c) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person, or that limit Securter's exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (d) indemnification by Securter with respect to infringements of proprietary rights other than standard customer or channel agreements (each, a "**Material Agreement**"). Securter is not in material breach of any Material Agreement. Each Material Agreement is in full force and effect and is enforceable by Securter in accordance with its respective terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or others laws of general application relating to or affecting the enforcement of creditors' rights generally, or (ii) the effect of rules of law governing the availability of equitable remedies.

2.10 Title to Property and Assets. Securter owns its properties and assets free and clear of all mortgages, deeds of trust, liens, encumbrances and security interests except for statutory liens for the payment of current taxes that are not yet delinquent and liens, encumbrances and security interests which arise in the ordinary course of business and which do not affect material properties and assets of Securter. With respect to the property and assets it leases, Securter is in material compliance with each such lease.

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2.11 Material Liabilities. Securter has no liability or obligation, absolute or contingent (individually or in the aggregate), except (i) obligations and liabilities incurred after the date of incorporation in the ordinary course of business that are not material, individually or in the aggregate, and (ii) obligations under contracts made in the ordinary course of business that would not be required to be reflected in financial statements prepared in accordance with US Generally Accepted Accounting Principles ("**GAAP**").

2.12 Disclosure. Securter has made available to Digatrade all information reasonably available and as requested by Digatrade for its due diligence, including certain of Securter's projections describing its proposed business plan (the "**Business Plan**"). No representation or warranty of Securter contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished to Digatrade at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Business Plan was prepared in good faith; however, Securter does not warrant that it will achieve any results projected in the Business Plan. It is understood that this representation is qualified by the fact that Securter has not delivered to Digatrade, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.

3. Representations and Warranties of Digatrade. Digatrade hereby represents and warrants to Securter that:

3.1 Authorization. Digatrade has full power and authority to enter into the Agreement. The Agreement when executed and delivered by Digatrade, will constitute valid and legally binding obligations of Digatrade, enforceable in accordance with their terms.

3.2 Purchase Entirely for Own Account. This Agreement is made reliance upon Digatrade's representation to Securter, which by Digatrade will execute this Agreement, Digatrade hereby confirms that the Common Stock to be acquired in the Subsidiary will be acquired for investment purposes for Digatrade's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Digatrade has no present intention of selling, granting any participation in, or otherwise distributing the same.

3.3 Disclosure of Information. Digatrade has had an opportunity to discuss Securter's business, management, financial affairs and the terms and conditions of the offering of Common Stock with Securter's management. The foregoing, however, does not limit or modify the representations and warranties of Securter in Section 2 of this Agreement or the right of the Digatrade to rely thereon.

3.4 Restricted Securities. Digatrade understands that the Common Stock of the Subsidiary have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act, which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Digatrade's representations as expressed herein. Digatrade understands that the Common Stock of the Subsidiary are "restricted securities" under applicable U.S. federal and state securities laws and that, pursuant to these laws, Digatrade must hold the Common Stock indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

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3.5 No General Solicitation. Neither Digatrade, nor any of its Officers, Directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Common Stock of the Subsidiary.

3.6 Press Releases and Public Announcements. All Press Releases and Public Announcements related to the Subsidiary and this agreement should be signed off by majority of board members of the Subsidiary.

3.7 Cost to set up the Subsidiary. Digatrade will pay for all costs, including legal, government and accountant costs associated with the formation of the Subsidiary and all legal costs associated with the agreements between the Subsidiary and Securter.

4. Further Agreements.

4.1 Voting; Board Composition. Digatrade and Securter agree that the size of the Board of Directors of the Subsidiary (the "**Board**") shall initially be three (3) members. The following rights, obligations and restrictions shall apply to the Board of Directors of the Subsidiary (the "**Board**"):

(a) One third (1/3) of the Board must be represented by Digatrade nominees (the "**Digatrade Designee**"), which individual shall initially be James D. Romano;

(b) One third (1/3) of the Board must be represented by Securter nominees (the "**Securter Designee**"), which individual shall initially be Steve Epstein; and

(c) One third (1/3) of the Board must be represented by an independent nominee mutually acceptable to both Digatrade and Securter, which shall be determined at a later date (the "**Independent Designee**" and, together with the Digatrade Designee and the Securter Designee, each a "**Board Designee**").

(d) During the term of this Agreement, Digatrade and Securter and/or any of their affiliates shall not take any action to remove an incumbent Board Designee or to designate a new Board Designee unless such removal or designation of a Board Designee is approved in writing and signed by the parties entitled to designate the Board Designee.

4.2 Participation Right.

(a) General. Digatrade has the right of first refusal to purchase any New Securities (as defined below) that the Subsidiary may from time to time issue after the date of this Agreement.

(b) New Securities. "**New Securities**" means any Common Stock or Preferred Stock, whether now authorized or not, and rights, options or warrants to purchase Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible or exchangeable into Common Stock or Preferred Stock; provided, however, that "New Securities" does not include: (a) shares of Common Stock issued in connection with any stock split or stock dividend or recapitalization; and (b) shares of Common Stock (or options, warrants or rights therefor) granted or issued after the date of this Agreement to employees, officers, directors, contractors, consultants or advisers to, the Subsidiary or any subsidiary of the Subsidiary pursuant

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to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that are approved by the Board.

(c) Procedures. If the Subsidiary proposes to undertake an issuance of New Securities, it shall give notice to Digatrade of its intention to issue New Securities (the "**Notice**"), describing the type of New Securities and the price and the general terms upon which the Subsidiary proposes to issue the New Securities. Digatrade will have (10) days from the date of notice, to agree in writing to purchase all or part of the New Securities for the price and upon the general terms specified in the Notice by giving written notice to the Subsidiary and stating therein the quantity of New Securities to be purchased.

4.3 Protective Covenants. At any time following the execution of this Agreement, the Subsidiary will not either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without the consent of Digatrade:

(a) Incur or guarantee any debt which is secured or permit any liens or encumbrances on its property;

(b) Enter into any debt financing agreements, excluding equity financing subject to 4.2(a,b,c) and/or financing for equipment or facilities in the normal course of business;

(c) Issue any New Securities, except in compliance with Subsection 4.2 above; or

(d) Enter into any merger, transfer of assets, change in control, consolidation, or liquidate, dissolve, or wind up the affairs of the Subsidiary.

4.4 Covenants of the Subsidiary. The Subsidiary shall use its best efforts to ensure that the rights granted under this Agreement are effective and that the parties to this Agreement enjoy the benefits of it. Such actions include, without limitation, the use of the Subsidiary's best efforts to cause the voting of shares of Common Stock as provided above. The Subsidiary will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed under this Agreement by the Subsidiary, but will at all times in good faith assist in carrying out this Agreement and in taking all actions as may be necessary, appropriate or reasonably requested by the parties to protect the rights of the parties.

5. Miscellaneous.

5.1 Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of Securter, the Subsidiary and Digatrade contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period of 12 months and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Parties.

5.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

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5.3 Governing Law. This Agreement shall be governed by the internal law of the Province of British Columbia, Canada, without regard to conflict of law principles that would result in the application of any law other than the law of the Province of British Columbia, Canada.

5.4 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.6 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient's next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page hereto.

5.7 Attorneys' Fees. If any action at law or in equity (including, arbitration) is necessary to enforce or interpret the terms of the Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

5.8 Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Subsidiary and Digatrade. Any amendment or waiver effected in accordance with this Subsection 5.8 shall be binding upon Digatrade and each transferee of the Common Stock (or the Common Stock issuable upon conversion thereof), each future holder of all such securities, and the Subsidiary.

5.9 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

5.10 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

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5.11 Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

5.12 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the courts of British Columbia, Canada for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the courts of British Columbia, Canada, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

5.13 No Commitment for Additional Financing. Securter acknowledges and agrees that Digatrade has made no representation, undertaking, commitment or agreement to provide or assist Securter in obtaining any financing, investment or other assistance, other than the purchase of the Common Stock in the Subsidiary as set forth herein and subject to the conditions set forth herein. In addition, Securter acknowledges and agrees that (i) no statements, whether written or oral, made by Digatrade or its representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Subsidiary in obtaining any financing or investment, (ii) Securter shall not rely on any such statement by Digatrade or its representatives, and (iii) an obligation, commitment or agreement to provide or assist the Subsidiary in obtaining any financing or investment may only be created by a written agreement, signed by Digatrade and the Subsidiary, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. Digatrade shall have the right, in its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Subsidiary, and shall have no obligation to assist or cooperate with the Subsidiary in obtaining any financing, investment or other assistance.

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IN WITNESS WHEREOF, the parties have executed this Common Stock Purchase Agreement as of the date first written above.

SECURTER INC.

By: ____________________
Name: Steve Epstein
Title: President

Address: 17 Milby Crescent
Bradford, ON, L3Z 0X9, Canada

SECURTER INC

By: ____________________
Name: Andrei Grenader
Title: Board member

Address: 4 Shalom Tsairi, Hadera 3826222, Israel

PURCHASER:

DIGATRADE FINANCIAL CORP.

By: ____________________
Name: Brad Moynes
Title: President

Address: Suite 1300 – 1500 West Georgia St.
Vancouver, BC, V6G 2Z6, Canada

EXHIBIT A

MILESTONE EVENTS

Digatrade and Carden Capital Inc. ("**Carden**") have separately entered into an agreement whereby Carden will purchase securities qualified and sold by Digatrade pursuant to a Form 1-A Offering Statement (the "**Funding Mechanism**") to be filed by Digatrade Financial Corp. with the U.S. Securities and Exchange Commission (the "**SEC**").

Upon the qualification of the Funding Mechanism, fifty percent (50%) of "**Net Proceeds**" of the Funding Mechanism received by Digatrade from Carden will be used to purchase Common Stock in the Subsidiary.

Shares are required to be purchased within thirty (30) days of receipt of each $200,000 in Net Proceeds received by Digatrade up to the $3,000,000 aggregate purchase price contemplated by the Agreement.